Exhibit 10.1
FIRST AMENDMENT TO THE
SWITCH, INC.
2017 INCENTIVE AWARD PLAN

This First Amendment (this “Amendment”) to the Switch, Inc. 2017 Incentive Award Plan (as may be amended from time to time, the “Plan”) is made as of April 11, 2022 (the “Effective Date”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Plan was adopted in 2017 to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities;

WHEREAS, Section 9(i) of the Plan permits the Administrator to reprice Options and Stock Appreciation Rights;

WHEREAS, the Administrator desires to amend the Plan to expressly prohibit repricing of Options and Stock Appreciation Rights unless stockholder approval is obtained; and

WHEREAS, Section 10(d) of the Plan permits the Administrator to amend the Plan from time to time, subject only to certain limitations specified therein.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Date:

1.The first sentence of Section 9(i) of the Plan is hereby amended and restated in its entirety to read as follows:

(i) Repricing. Subject to Section 8, the Administrator shall not, without the approval of the stockholders of the Company in accordance with the Company’s charter and bylaws, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares.

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